Exhibit 99.2

Joint Filing Agreement

The undersigned hereby acknowledge and agree that the foregoing statement on Schedule 13G/A with respect to the shares of Class A Common Stock, par value $0.001 per share, of Beasley Broadcast Group, Inc., is, and any amendment thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of
13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Entercom Incorporated

By:	/s/ Stephen F. Fisher
Name:	Stephen F. Fisher
Title:	Vice President
Date:	February 8, 2006

Entercom Radio, LLC

By:	/s/ Stephen F. Fisher
Name:	Stephen F. Fisher
Title:	Executive Vice President
Date:	February 8, 2006

Entercom Communications Corp.

By:	/s/ Stephen F. Fisher
Name:	Stephen F. Fisher
Title:	Executive Vice President
Date:	February 8, 2006

Joseph M. Field

/s/ Joseph M. Field
Date:	February 8, 2006